SHARE TRANSFER AGREEMENT

ABOUT

TRANSFER OF THE SHARES OF

GUIZHOU YIBAI XINGYE PHARMACEUTICAL CO., LTD

BETWEEN

IST VENTURES LIMITED

AND

FIRST CAPITAL ASIA INVESTMENT LIMITED

JANUARY, 2005

SHARE TRANSFER AGREEMENT

THIS SHARE TRANSFER AGREEMENT (hereinafter referred to as "this Agreement") is made and entered into in Guiyang City, Guizhou Province, the People's Republic of China (hereinafter referred to as "China") as of January 4th , 2005 by and among the following two parties:

Party A: IST Ventures Limited
Position: Managing Director
Name: DU Fu

Party B: First Capital Asia Investment
Position: Board Director
Name: YE Xiang Wu

Whereas:

1.

Guizhou Yibai Xingye Pharmaceutical Co., Ltd (hereinafter referred to as the "Target Company") is a wholly foreign-invested enterprise incorporated in Guiyang City, Guizhou Province as of July 16th, 1994 by Party A under the Laws of China, with a registered capital of Three Hundred and Ten Thousand US Dollars (USD 310,000).

2.

Party A is a Hong Kong company incorporated and duly existing under the laws of Hong Kong SAR, China. As of the date of execution of this Agreement, Party A legally holds one hundred percent (100%) shareholdings of the Target Company.

3.	Party B is a duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands.

4.	Party A agrees to sell to Party B, and Party B agree to acquire, one hundred percent (100%) shareholdings of the Target Company held by Party A (hereinafter referred to as the "Target Share").

In accordance with the relevant laws and regulations of China, and adhering to the principle of equality and mutual benefit, the Parties hereby, through friendly consultation, agree to the following terms and conditions in relation to the share transfer from Party A to Party B for mutual observance:

Article 1 Share Transfer

1.1 Party A agrees to sell the one hundred percent (100%) shareholdings legally held by it of the Target Company, including all the rights, interests and obligations attached thereto, to Party B under the terms and conditions provided herein; Party B agrees to acquire the aforesaid shareholdings legally held by Party A, including all the rights, interests and obligations attached thereto, under the terms and conditions provided herein.

Article 2 Share Transfer Price and Payment

2.1

The total amount of shares for this transfer shall be one hundred percent (100%) shareholdings of the Target Company. Pursuant to the consultation between the two Parties, the price per one percent (1%) share shall be US$5,000, and the total share transfer price shall be US Dollar Five Hundred Thousand. (US$500,000) (hereinafter referred to as the "Share Transfer Price").

2.2

The payment method of the Share Transfer Price shall be as follows: the shareholder of Party B will pay the aforementioned Share Transfer Price of US Dollar Five Hundred Thousand. (US$500,000) for Party B in one lump sum, to the bank account designated by Party A within Ten days since the execution of this Agreement.

2.3

Unless otherwise provided herein, any expenses or taxes incurred in this share transfer when any Party hereto exercises its rights or fulfills its obligations shall be undertaken by the corresponding Party.

Article 3 Completion of the Share Transfer

3.1	The parties shall apply to the relevant authority for approval of the share transfer hereunder within ten (10) days since the execution of this Agreement, and apply for amendment of registration to the relevant registration administration authority afterwards. The specific procedures shall be undertaken by Party A. The date of completion of the registration in the relevant registration administration authority and the issuance of the new Business License shall be the completion date of the Share Transfer.

3.2	Upon completion of the share transfer contemplated herein, Party B shall have the full legal qualification as the shareholder of the Target Company and be entitled to the shareholder's rights and interests of the Target Company in proportion to its capital investment, namely one hundred percent (100%) of the total shareholdings.

Article 4 Representations, Warranties and Covenants of Party A

4.1	Party A warrants that it has legal and complete title to the Target Share and has full and independent interests and rights to the disposal of the Target Share. The

Target Share is free from any pledge, contingent liabilities or any other potential liabilities, as well as any dispute, arbitration or legal proceeding, and are not bound by any other pre-emptive rights or other similar rights. Party A warrants that it has the legal qualification to transfer the Target Share and to enter into this Agreement and perform the terms and conditions hereunder.

4.2

Party A warrants that it has not entered into any contract or agreement which restricts it from executing this Agreement and it will not transfer the rights and obligations hereunder to any third party.

4.3

Party A warrants that the execution or performance of this Agreement or the completion of the share transfer has not, and will not, (i) contravene any jurisdiction or restriction under the laws and regulations of China that Party A or its assets should be subject to; or (ii) cause any conflict or breach of any contract or agreement or other arrangement to which it is a party; or (iii) impair the rights attached to the Target Share or create any encumbrances, custody or any other third party rights or restrictions thereon.

4.4

During the interim period between the execution date of this Agreement and the share transfer completion date, Party A covenants that it shall not have any contact, or sign any letter of intent, contract, memorandum of understanding, or any contract, agreement or legal instrument in any form that is in conflict with the share transfer or contains any terms that prohibit or restrict the transfer of the Target Share that are proposed to be sold, with any other third party in respect of the transfer, pledge or custody of the abovementioned Target Share held by Party A.

4.5

Party A shall endeavor to obtain all government approval documents in relation to the share transfer, except for those which shall be handled by Party B according to relevant laws and regulations. It shall also endeavor to perform the obligations such as obtaining approval and registration for the share transfer.

4.6

Party A has undergone the procedure provided in the Articles of Association of the Target Company concerning the transfer of the Target Share, and has caused the Board of Directors of the Target Company to agree unanimously the share transfer from Party A to Party B.

4.7

Party A covenants that it shall, before and after the completion of the share transfer, assist Party B in relevant procedures so as to enable it to exercise its rights in the shares of the Target Company.

4.8

Party A covenants that there is no previous liability that hasn't been revealed or declared in this transaction contemplated herein. Otherwise, after the establishment of the Target Company, Party B shall undertake no responsibility for such liability.

Article 5 Representations, Warranties and Covenants of Party B

5.1	Party B has the legal qualification to acquire the Target Share held by Party A.

5.2	Party B warrant that it has never signed any contract or agreement which is in conflict with the terms and conditions of this Agreement.

5.3

Party B shall endeavor to support Party A in obtaining necessary government approval documents required for the share transfer and obtain approvals from the relevant government authorities or prepare relevant documentation which shall be the responsibilities of Party B according to laws and regulations.

5.4	The shareholder of Party B covenant to pay the Share Transfer Price in time pursuant to the terms and provisions of this Agreement.

5.5	Party B has acquired all approval, authorization, permission and consent needed for the execution of this Agreement and its Appendix according to the laws where it is located.

Article 6 Confidentiality

6.1

All terms and conditions in this Agreement and all information involved in this share transfer shall be confidential. The Parties and their respective staff involved in this transaction are all subject to confidentiality obligation. No Party may, by any activity or omission, allow the information of the transaction be disclosed to any third party other than the Parties' respective staff involved in this transaction and those are entitled to have access to such information. The Parties, in addition, shall ensure that the personnel from the intermediaries engaged by each Party shall be subject to confidentiality obligation. All the Party shall keep any information in relation to this transaction strictly confidential. Without the prior written consent of the other Parties, no Party shall make any disclosure of any information in relation to this transaction, except for disclosures under the following circumstances: (i) to conform to mandatory requirements of relevant laws and regulations and mandatory requirements of government authorities or agencies that have jurisdiction over the transaction contemplated herein; and (ii) there is no disagreement between the Parties as to the applicability of the aforesaid mandatory requirements to the transaction contemplated herein.

Article 7 Force Majeure

7.1

Where the Share transfer fails to be completed due to natural disaster, national policy adjustment or other unpredictable, insurmountable and unavoidable difficulties and such non-completion is not attributable to any of the Parties, Neither of the Parties shall bear any liability for breach of agreement. However, the Parties shall sign a separate written agreement through friendly consultation for settlement of any outstanding issues.

Article 8 Breach of Agreement

8.1

Unless otherwise provided herein, once this Agreement is executed, failure to perform or incomplete performance of the terms provided herein by any Party, or the contravention of any representation, warranty, covenant or any other obligation under this Agreement by any Party, shall constitute a breach of this Agreement. The breaching Party shall compensate the non-breaching Party for all the economic losses caused by the breaching acts.

8.2

If the failure of completion of the share transfer hereunder is directly caused by the material breach of a Party, then the breaching Party shall pay the penalty for breach of contract amounting to five percent (5%) of the Share Transfer Price to the non-breaching Party.

Article 9 Applicable Law and Dispute Resolution

9.1	The effectiveness, interpretation, performance, dispute resolution, and other related matters of this Agreement shall be governed by the laws of China.

9.2

Any dispute arising out of or in relation to this Agreement, including but not limited to the formation, binding effect, performance, interpretation, breach, amendment and termination of this Agreement shall be settled through friendly consultation between the Parties. If the Parties are unable to reach an agreement within thirty (30) days of the occurrence of the dispute, any Party may have the right to submit the dispute to the China International Economic and Trade Arbitration Commission [Guiyang Branch] for arbitration according to the current effective arbitration rules at the time of submission. The arbitral award shall be final and shall be binding upon both Parties. The losing Party shall bear the professional expenses (including but not limited to attorney fees) and all other expenses of the winning Party incurred for the arbitration.

Article 10 Validity, Amendment, Termination and Appendix

10.1	This Agreement shall come into effect immediately upon execution by and/or being sealed by the authorized representatives (power of attorney required) of, both Parties.

10.2	Any amendment to this Agreement may only become effective where the Parties have undergone mutual consultation and executed a written amendment agreement.

10.3	If the share transfer cannot proceed due to failure to obtain government approval documents, both Parties hereto agree to terminate this Agreement. All the advance expenses incurred before termination of this Agreement (including but not limited to traveling fees, attorney fees etc.) shall be borne by Party A.

10.4

The liabilities of any Party for breach of this Agreement already arising and the confidentiality obligation of any Party under this Agreement shall not be excused as a result of termination of the Agreement.

10.5

The Parties may enter into supplementary agreements regarding this share transfer or for the matters relevant to the share transfer. The supplementary agreements and all the appendix of this Agreement form an integral part of this Agreement, and shall have equal legal effectiveness as this Agreement.

Article 11 Miscellaneous

11.1

The warranties and covenants herein are separate and independent, and unless otherwise provided expressly herein or otherwise agreed by the Parties in writing, such warranties and covenants shall not be restricted by any article herein that might contain opposite implication.

11.2

The agreements herein include the warranties and covenants expressly provided in this Agreement, and if such warranties and covenants are not timely completed and performed, they shall be still in full force and effect.

11.3

Any grace or moratorium granted by one Party to any other Party to exercise its rights shall not undermine or restrict the rights granted under this Agreement to such Party. A Party's waiver of its right to claim against any other Party for a breach of contract shall not be deemed as a permanent waiver of such rights to recourse the Party for any breaches of this Agreement.

11.4

The Parties shall conduct and sign, or ensure the conduct and the signing of, all the necessary further activities, acts, matters and documents, so as to fully realize the objectives contemplated in this Agreement.

11.5	The headings of paragraphs are inserted for convenience only, and shall have no impact on the meaning or the interpretation of the terms provided herein.

11.6

This Agreement is the complete document regarding the content contained herein. This Agreement and any of its appendix shall constitute the entire agreement among the Parties. This Agreement supercedes any intent, expression, understanding and other oral or written agreement in relation to the transaction contemplated hereunder before the date of execution of this Agreement

11.7	This Agreement is written in both Chinese and English, and both versions are equally effective. If there is conflicts between the two language version, the

Chinese version shall prevail.

11.8

This Agreement is made in four (4) originals in Chinese and English respectively, each Party hereto shall hold one (1) set of originals in both language versions, and the rest two (2) sets of originals in each language version shall be used for approval and registration procedure.

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Party A: IST Ventures Limited
Position: Manager Director
Signature: DU Fu

Party B: First Capital Asia Investment limited
Position: Board Director
Signature: YE Xiang Wu